Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Announces the Acquisition out of Bankruptcy of Three Facilities in New York and New Jersey

LOS ANGELES, Calif., April 27, 2010 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 185 fully-owned and operated outpatient imaging centers, today reported it has acquired three multi-modality facilities from the Sonix Medical Resources, Inc. bankruptcy proceeding in New York.

RadNet paid $2,250,000 for the three facilities which currently produce approximately $7 million of combined annual revenues.  The facilities located in Brooklyn, New York, Chatham, New Jersey and Haddon Heights, New Jersey operate a combination of MRI, CT, mammography, ultrasound, fluoroscopy,  x-ray and related modalities.

Dr. Howard Berger, President and Chief Executive Officer of Radnet noted, ”I believe the opportunity to purchase these centers out of a bankruptcy proceeding is the result of the financial and reimbursement pressure our industry is enduring, which is particularly felt by smaller, less-capitalized operators.  The two facilities in New Jersey will enhance our growing presence in the Northern part of the state, a market which we entered last year.  These facilities further our goal of expanding and strengthening our regional network of New Jersey multimodality centers.”

Dr. Berger added, “We are equally excited about the acquisition of the Brooklyn facility, our first purchase in any borough of New York City.  The acquisition provides us an opportunity to work with the Maimonides Medical Center’s radiology group, an association we will look to expand further in the Brooklyn marketplace.”

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 185 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,000 employees.  For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s ability to successfully integrate acquired operations, achieve cost savings, continue to grow its business by generating patient referrals and contracts with radiology practices, and receive third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect the Company's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:
RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

Alliance Advisors, LLC
Alan Sheinwald, President
914-669-0222
asheinwald@allianceadvisors.net